Exhibit 99.1

             Pediatrix Reports 2005 First Quarter Results

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 3, 2005--Pediatrix Medical Group, Inc. (NYSE:PDX), today reported that it earned 93 cents per share for the three months ended March 31, 2005, as presented on a non-GAAP basis that excludes the impact of a previously announced charge related to an ongoing national Medicaid investigation, or 77 cents per share when including the impact of the charge.

    Highlights for the 2005 first quarter include:

    --  Record quarterly revenue of $164.2 million;

    -- Same-unit revenue growth of 4.0 percent that included neonatal intensive care unit (NICU) patient volume growth of 3.7 percent;

    -- A reduction in days sales outstanding as a result of strong patient account collections activity; and

    -- The investment of $36.9 million to acquire five physician group practices.

    "Our financial results for the 2005 first quarter were at the high end of our guided range when excluding the impact of the charge to increase our Medicaid-related reserves," said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix. "This was another very solid quarter for our Company. We continue to grow our business by more effectively managing our physician group practice and drawing physicians from across the country to the value-added services that are part of Pediatrix."
    For the three months ended March 31, 2005, net patient service revenue of $164.2 million was up 11 percent from the comparable period of 2004. Revenue growth was driven principally by contributions from acquisitions completed during the past year. Same-unit revenue growth of 4.0 percent was largely the result of increased NICU patient volume of 3.7 percent, as well as contributions from other services, including maternal-fetal medicine physician services and newborn screening. Strong growth in NICU patient volume and other services more than offset the decline of same-unit revenue that resulted from a payor mix shift from commercial to government payors that occurred in the second half of 2004. Throughout the 2005 first quarter, Pediatrix's payor mix remained essentially at the same levels as the second half of 2004.
    For the 2005 first quarter, GAAP income from operations was $29.3 million for the 2005 first quarter, or 17.9 percent of revenue. Excluding the impact of the pre-tax charge, income from operations was $35.3 million, or 21.5 percent of revenue. This compares with income from operations of $34.1 million, or 23.0 percent or revenue, for the 2004 first quarter.
    Net income for the 2005 first quarter was $18.0 million when including the after-tax impact of the charge to increase reserves. Excluding that charge, net income was $21.7 million, a slight increase from $21.3 million for the comparable period of 2004.
    Earnings per share for the three months ended March 31, 2005, were 77 cents based on a weighted average 23.5 million shares outstanding. Excluding the impact of the charge to increase our Medicaid-related reserves, earnings per share were 93 cents for the 2005 first quarter. During the 2004 first quarter, Pediatrix earned 85 cents per share based on 25.1 million shares outstanding.
    At March 31, 2005, Pediatrix had cash and cash equivalents of $4.1 million and net accounts receivable of $105.4 million. Accounts receivable were reduced by approximately $3 million over the past six months as Pediatrix collections for patient accounts have improved, including for accounts that had been delayed as a result of business disruptions during the busy hurricane season in the 2004 third quarter. For the 2005 first quarter, days sales outstanding returned to below 60. Total debt of $83.2 million at March 31, 2005, includes an outstanding balance of $82 million under Pediatrix's $225 million revolving credit facility. During the 2005 first quarter, Pediatrix exercised an option to expand that facility by $75 million.
    Pediatrix generated better-than-expected cash flow from operations of $656,000 for the three months ended March 31, 2005, a period when the Company normally experiences negative cash flow as it makes payments for bonuses and 401(k) plan matching contributions. Cash flow from operations was positively impacted by the reduction of days sales outstanding.
    A total of $36.9 million of cash and amounts available under the revolving credit facility were used to complete five physician group practice acquisitions during the 2005 first quarter. Since March 31, 2005, Pediatrix has completed the acquisition of a pediatric cardiology practice based in Miami, Florida, and a neonatal physician group based in Tulsa, Oklahoma.

    Non-GAAP Financial Information

    This press release contains non-GAAP information, including income from operations, net income and earnings per share that are adjusted to exclude a $6 million pre-tax charge to general and administrative expenses to increase the estimated liability relating to the pending Medicaid and TRICARE investigation. Pediatrix believes that this presentation of non-GAAP information provides useful information to management and investors regarding financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information, investors are provided with a meaningful understanding of Pediatrix's ongoing operating financial performance. This information is not intended to be considered in isolation, or as a substitute for GAAP financial information. The following table reconciles this non-GAAP information to income from operations, net income and net income per common share, which we believe are the most comparable GAAP measures.


                             Three Months   Adjustments  Three Months
                                 Ended                      Ended
                            March 31, 2005              March 31, 2005
                            --------------              --------------
                                                          (Non-GAAP)
                            (in thousands except per share data)


Net patient service revenue    $164,150       $     --      $164,150
Operating expenses:
  Practice salaries and
   benefits                      97,803             --        97,803
  Practice supplies and
   other operating expenses       6,250             --         6,250
  General and administrative
   expenses                      28,129         (6,000)       22,129
  Depreciation and
   amortization                   2,647             --         2,647
    Total operating
     expenses                   134,829         (6,000)      128,829
    Income from
     operations                  29,321          6,000        35,321
Investment income                   177             --           177
Interest expense                   (840)            --          (840)
    Income before
     income taxes                28,658          6,000        34,658
Income tax provision             10,675          2,235        12,910
   Net income                  $ 17,983       $  3,765      $ 21,748

 Net income per common and
  common equivalent share
   (diluted)                   $   0.77       $   0.16      $   0.93
 Weighted average shares
  used in computing
  net income per common
  and common equivalent
  share (diluted)                23,455             --        23,455

    Earnings conference call

    Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m. (EDT) today. The conference call Webcast may be accessed from the Company's Website, http://www.pediatrix.com. A telephone replay of the conference call will be available from 2 p.m. (EDT) today through midnight (EDT) May 10, 2005 by dialing 800-475-6701, access code 778455. The replay will also be available at http://www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section titled "Risk Factors."


                   Pediatrix Medical Group, Inc.
                 Consolidated Statements of Income
                           (Unaudited)

                                            Three months ended
                                                 March 31,
                                              2005       2004
                                              ----       ----
                                           (in thousands, except
                                            for per share data)
                                           ---------------------

Net patient service revenue                 $164,150   $148,116
                                           ---------   ---------
Operating expenses:
 Practice salaries and benefits               97,803     86,475
 Practice supplies and other operating
  expenses                                     6,250      5,351
 General and administrative expenses          28,129     19,847
 Depreciation and amortization                 2,647      2,363
                                           ---------   ---------

 Total operating expenses                    134,829    114,036
                                           ---------   ---------

Income from operations                        29,321     34,080
                                           ---------   ---------

Investment income                                177        146
Interest expense                                (840)      (256)
                                           ---------   ---------

Income before income taxes                    28,658     33,970
Income tax provision                         (10,675)   (12,654)
                                           ---------   ---------

Net income                                  $ 17,983   $ 21,316
                                           =========   =========

Per share data:
 Net income per common and common
  equivalent share (diluted)                $   0.77   $   0.85

 Weighted average shares used in computing
  net income per common and common
  equivalent share (diluted)                  23,455     25,105


                        Balance Sheet Highlights
                        ------------------------
                              (unaudited)

                                       As of               As of
                                  March 31, 2005       Dec. 31, 2004
                                 ----------------     ---------------
                                             (in thousands)
Assets:
Cash and cash equivalents          $   4,080            $   7,011
Short-term investments                11,332                9,961
Accounts receivable, net             105,409              107,860
Other current assets                  26,143               27,402
Other assets                         673,410              636,655
                                 ----------------     ---------------
Total assets                       $ 820,374            $ 788,889
                                 ================     ===============

Liabilities and shareholders'
 equity:
Accounts payable & accrued
 expenses                          $  93,979            $ 128,991
Total debt                            83,246               55,312
Other liabilities                     42,061               33,555
                                 ----------------     ---------------
Total liabilities                    219,286              217,858
Shareholders' equity                 601,088              571,031
                                 ----------------     ---------------
Total liabilities and
 shareholders' equity              $ 820,374            $ 788,889
                                 ================     ===============

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com